SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREEN ENDEAVORS, INC.
(Exact name of registrant as specified in its charter)

Utah	27-3270121
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
59 West 100 South, Second Floor, Salt Lake City, Utah 84101
 (Address of principal executive offices)

Amendment No. 1 to The 2015 Benefit Plan of Green Endeavors, Inc.
(Full title of the plan)

Richard D. Surber, 59 West 100 South, Second Floor, Salt Lake City, Utah 84101
(Name, address, including zip code, of agent for service)

Telephone number for Issuer:  (801) 575-8073

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	(Do not check if a smaller reporting company) Smaller reporting company X

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amounts to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	100,000,000	$0.0018	$ 180,000	$20.92

(1)
Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant’s common stock as of July 9, 2015, a date within five business days prior to the date of filing of this registration statement.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

Registration Statement Pursuant to General Instructions to Form S-8
2015 Benefit Plan of Green Endeavors, Inc.

This Registration Statement is being filed pursuant to the General Instruction E to Form S-8, to reflect that the Board of Directors of Green Endeavors, Inc. (the “Company”) has amended The 2015 Benefit Plan of Green Endeavors, Inc. as originally filed by the Company in a Form S-8 filed on January 26, 2015, SEC file no. 333-201685, which is incorporated herein by reference.  This Registration statement will increase the number of shares to be included in the plan by One Hundred Million (100,000,000) shares of the common stock of the Company.

The 100,000,000 shares registered hereunder increases the total number of shares registered under The 2015 Benefit Plan of Green Endeavors, Inc. to 180,000,000.

The Amendment to the 2015 Benefit Plan of Green Endeavors, Inc. is filed as Exhibit “A” hereto.  The additional 100,000,000 shares are being registered hereby.

ITEM 8-Exhibits

		Incorporated by Reference

Exhibit	Description	File Number
A	Amendment to 2015 Stock Benefit Plan of Green Endeavors, Inc.	4
5.1	Opinion and consent of Counsel with respect to the legality of the issuance of securities under the amendment	5.1
23.1	Consent of Independent Registered Public Accounting Firm	23.1

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           To treat, for the purpose of determining any liability under the Securities Act, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on July 9, 2015.

Green Endeavors, Inc.

By:  /s/ Richard D. Surber
Richard D. Surber, as President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature /s/ Richard D. Surber Richard D. Surber /s/ Logan C. Fast Logan C. Fast	Title Director & CEO Director	Date July 9, 2015 July 9, 2015

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

EXHIBITS

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Green Endeavors, Inc.
(A Utah corporation)

INDEX TO EXHIBITS

Exhibits	SEC Ref. No.	Description of Exhibit
A	99.1	Amendment No. 1 to The 2015 Benefit Plan of the Company
B	5.1	Opinion and consent of Counsel with respect to the legality of the issuance of securities being issued

C	23.1	Consent of Independent Registered Accounting Firm